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                                                                   EXHIBIT 99


                                NEWS RELEASE

For Immediate Release

Contact:  William W. Sherertz
          President and Chief
          Executive Officer

Telephone:  (503) 220-0988


                       BARRETT BUSINESS SERVICES, INC.
                          ANNOUNCES LOWER EARNINGS
                    ANTICIPATED FOR FIRST QUARTER OF 1995


          PORTLAND, OREGON, April 26, 1995 - Barrett Business Services, Inc. (Nasdaq trading symbol: "BBSI") announced today that it expects to report lower net earnings for the first quarter of 1995 as compared to the first quarter of 1994. The reduction in expected net income is attributable to substantially higher workers' compensation expense which more than offsets the benefit of a 45% increase in revenues for the first quarter of 1995 over the comparable 1994 quarter.

          Net earnings per share for the first quarter of 1995 are expected to approximate $.05 which compares to $.09 per share for the first quarter of 1994.

          William W. Sherertz, President and Chief Executive Officer, commented that "we believe we have taken the necessary corrective action to lessen the future probability of such a significant increase in workers' compensation expense. It is, however, difficult to totally eliminate the financial effect when an employee sustains an unfortunate catastrophic injury. Our management team is focused more than ever on continuing to make the workplace safer for every one of our client companies."

          Barrett is the largest provider of temporary staffing and professional employer services in Oregon with thirteen offices throughout the State. The Company also has five offices in California, three offices in each of Maryland and Washington and one office in Delaware. Barrett reported revenues of $140.6 million for 1994.

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